Exhibit 99.1
CEO Remarks - 2021 Annual Meeting
Good morning, everyone. I’m Jeffrey Brown, Chief Executive Officer of Ally Financial. This marks our eighth annual shareholder meeting as a publicly traded company. The 2020 operating environment was complex and challenging in ways never experienced before, but I found a deep sense of pride and energy from how Ally responded. Our employees demonstrated resolve and fully embodied our “Do It Right” values, delivering for our customers and carrying Ally’s vibrant culture into our communities, while our adaptable and leading businesses continued to perform and deliver record results.
At our annual meeting one year ago, we were in the grips of COVID-19. Public health systems were strained, the economy was rapidly contracting, and unemployment spiked to levels not seen since the 1930’s. These unprecedented challenges were met with coordinated ingenuity across the health sector and swift, meaningful action from policy makers. These necessary actions demonstrated compassion and were cause for optimism. One year later, we can see the results of these efforts in stabilizing virus trends and increasing vaccination rates, coupled with the broader reopening of businesses and consumer confidence and financial health among the strongest levels observed in modern history.
I believe the same level of focus and attention can, and should, be applied across public and private sectors to address the economic and social inequities that have become far too pervasive. There is much work to be done, and Ally is committed to doing its part to promote equality and inclusivity, helping to drive the necessary progress that will deliver broad-based societal and economic benefits.
As I enter my seventh year leading this company, my primary focus on culture is as strong as it’s ever been. I am confident that our diverse and inclusive “Do It Right” culture has underpinned the financial success, growing momentum across our products and long-term value accretion that we continue to see on the horizon. It drives our desire to deliver for our customers and creates meaningful value for ALL of our stakeholders.
I’m excited to spend some time this morning talking about a few important topics:
1)First, I want to recognize the tremendous efforts our associates have made over the past year and their commitment to supporting our customers and communities;
2)Second, I plan to review our accomplishments in a uniquely challenging environment, and;
3)Lastly, I will discuss why we’re so well positioned to build on the tremendous momentum that we’ve carried into 2021.
Starting with our people, culture and response to COVID. We work hard to create a safe and supportive environment for our people, one where they feel empowered and equipped to serve our customers with excellence, and that’s exactly what we saw in 2020. Despite personal challenges, our associates remained focused on serving our customer base that is 9 million strong and growing. Our relentless obsession with our customers has always been at the core of who we are, and last year provided an opportunity for us to live our values. We led the industry with comprehensive COVID relief across our consumer and commercial products, and we did so proactively and expeditiously. Our efforts included:
•Loan and lease deferrals for up to 120 days for our retail auto customers;
•Tailored solutions for our dealer customers, such as waiving floorplan curtailments and deferrals on interest and insurance charges;
•Various fee waivers within our deposits and Ally Invest businesses, and;
•Up to 120-day loan deferrals for Mortgage and Ally Lending customers.
We had conviction in establishing a deferral program that was beyond any other offering in the market with no questions asked – because it was the right thing to do. In retrospect, it’s a meaningful point of pride that we provided 30% of our auto customers with a loan deferral, something unmatched by any of our competitors, and a clear example of Ally living our values.
Our ability to be there for our customers is testament to the quality of our people. I couldn’t be prouder of the resolve, compassion, and dedication that I’ve seen firsthand from our 9,700 associates during truly unprecedented times. I believe it is imperative that we support and invest in our most valuable asset. At the onset the pandemic, we quickly mobilized our employees with work-from-home capabilities, provided a $1,200 financial assistance payment to all of our employees earning less than $100,000 and materially expanded health and family care benefits. Last August, we pulled forward and paid out 50% of the expected year-end bonuses for nearly 3 out of every 4 associates. For the second year in row, we granted every employee 100 shares of Ally stock, recognizing their significant accomplishments while reiterating a “founders mentality” – we are all owners of Ally and that collective pride and sense of responsibility is foundational to our success.
As a leadership team, we prioritized, through words and actions, the well-being of our teammates. We rolled out expanded and transparent employee communications, emphasizing appreciation and empathy, while challenging ourselves to think more broadly about employee flexibility. This philosophy will continue to guide our approach in the years ahead – and in the near-term as we begin to methodically welcome our employees back to the office – prioritizing safety, while recognizing the benefits of collaboration, mentorship, and innovation – all of which thrive when colleagues are among one another.
In addition to serving our customers and investing in our people, a critical component of our culture is service to our communities. Employee donations were up an impressive 71% last year, and we saw inspiring examples of volunteers creatively and passionately serving their communities. From the associate in Jacksonville, Patrick Rhodes, who provided over 500 free lunches to healthcare workers, to the associate in Texas, Abner Rodriguez, who helped create a program to support Hispanic college students who had internships rescinded due to the pandemic, there were countless stories of humanity that inspire both hope and pride.

Exhibit 99.1
Beyond the support directly from associates, we established the Ally Charitable Foundation. This was a milestone for our company and will strengthen our ability to make lasting and meaningful change well into the future.
Before moving on, I’d like to address the very serious social issues that have existed for far too long in our country. As the world grappled with the realities of racial and social inequality, our employees rallied around each other, showing support and empathy to colleagues, while loudly voicing their collective desire to promote positive change. Fostering inclusion, building understanding, and embracing differences are fundamental to our culture. Within our company, we’re having the tough and often painful conversations where we listen, learn and benefit from one another. This enhances our ability to value diversity. Nearly 40% of our company is involved in an Employee Resource Group, and we are deeply committed to continuing to foster an environment of openness in the years ahead. These efforts are neither new nor temporary and will continually evolve over time. Long after the headlines fade, we must continue working to promote fairness, compassion and equality within the walls of Ally and in our communities. This is how we live up to our promise to “Do It Right.”
Turning to 2020 accomplishments, throughout the past year, I challenged my Ally teammates to focus on “the Good.” Despite the unprecedented economic and operating conditions of 2020, and the personal challenges endured by so many of our associates, there was a lot of “the Good.” We supported each other, helping our communities, and continued to innovate, while remaining intently focused on our customers. This focus, along with disciplined execution, resulted in several impressive financial and operational accomplishments, which were highlighted by:
•Total Net Revenues of $6.7 billion, up 5% versus 2019;
•Adjusted Tangible Book Value1 of $36 per share, increasing YoY despite a Day 1 CECL charge2 of approximately $2.70 / share;
•Consumer auto originations of $35 billion, down just 3%, despite a 15% decline in industry light vehicle sales;
•Retail auto net charge-offs3 of 0.96%, down from 1.29% in 2019 - far exceeding expectations;
•Retail deposit growth of nearly $21 billion, resulting in 85% of our balance sheet funded by deposits;
•2.25 million deposit customers, a 14% increase YoY, and fueling our ability to drive organic growth within our Ally Home and Ally Invest offerings;
•And in its first full year under the Ally umbrella, Ally Lending generated half a billion dollars of originations, growing 75% YoY;
•All while our corporate finance business ended 2020 with $6.0 billion of loans, up 6%, while expertly managing the portfolio through disciplined risk management informed by decades of experience from its leadership team.
Our balance sheet is as strong as it’s ever been, with capital and liquidity at or near record-levels. After suspending our share repurchase program for most of 2020, our board authorized a $1.6 billion common share repurchase program for 2021, which we remain on track to complete. Our net interest margin is expanding as we leverage the market-leading positions of our auto finance and deposit franchises to optimize betas on both sides of the balance sheet.
These results affirm the leadership position of our Auto and Insurance operations and highlight the long-term growth opportunity we’ve built in our leading digital-bank capabilities. This powerful combination has led to substantial financial improvement over the years and will generate solid and sustainable returns moving forward.
The position we find ourselves in today is not unexpected nor accidental. It’s a direct reflection of years of thoughtful and deliberate strategic planning and solid execution across all parts of the company. Over the past many months, I've expressed the view on several occasions that Ally would successfully navigate the complexities of the pandemic and emerge stronger than before, by relying on a consistent set of values and executing.
Throughout the challenges and obstacles of the past year, we have remained steadfast in our strategy. We have taken care of our people, supported our customers, and invested in our communities. This is fundamental to who we are as a company.
We carry tremendous momentum into 2021. Our leading businesses, competitive products, along with our unique brand and “Do it Right” culture, position us to continue our financial trajectory and drive strong long-term returns for our shareholders.
Closing
Before wrapping up, I’d like to acknowledge my incredible management team and every one of our associates who has worked tirelessly and with tremendous poise in the face of a very challenging environment. We all know we are owners of the company and we embrace that mindset in every action we take.
1 Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if tax-effected Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. See Financial Reconciliations for calculation methodology and details.
2 Ally Adopted CECL on January 1, 2020. Upon implementation of CECL Ally recognized a reduction to our opening retained earnings balance of approximately $1.0 billion, net of income tax, which reflects a pre-tax increase to the allowance for loan losses of approximately $1.3 billion. This increase is almost exclusively driven by our consumer automotive loan portfolio. See Financial Reconciliations for calculation methodology and details.
3 Net charge-off ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Exhibit 99.1
I’d also like to thank the board of directors for their continued guidance. I am grateful for their counsel and the passion we share for our company. I have shared with them on numerous occasions that we have built a powerful and leading digital financial institution, but one that is only starting being able to demonstrate the power, passion, and financial upside that exists at Ally.
Lastly, I’d like to thank our valued stockholders for their support of Ally. It’s a privilege to be the CEO of this great company. We have built something truly special and I couldn’t be more excited about our future. Years like 2020 can serve as defining moments – there was no playbook to navigate many of these challenges – but we remain guided by our values and philosophy to always care for our customers.
In closing, thank you for joining our Annual Shareholder Meeting today and for your interest in Ally.
Thank you.

Exhibit 99.1
Financial Reconciliations
Adjusted Tangible Book Value per Share (Adjusted TBVPS)
Adjusted tangible book value per share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered, and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure, as applicable for respective periods.

Adjusted Tangible Book Value Per Share
Numerator ($ billions)		4Q 20	3Q 20	4Q 19
GAAP Common Shareholder’s Equity		$14.7	$14.1	$14.4
Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.4)	(0.4)	(0.5)
Tangible Common Equity		14.3	13.7	14.0
Tax-effected Core OID Balance (21%)		(0.8)	(0.8)	(0.8)
Adjusted Tangible Book Value	[a]	$13.5	$12.9	$13.1
Denominator
Issued Shares Outstanding (period-end, thousands)	[b]	374,674	373,857	374,332
Metric
GAAP Common Shareholder’s Equity per Share		$39.2	$37.8	$38.5
Common and Identifiable Intangible Assets, Net of DTLs per Share		(1.0)	(1.0)	(1.2)
Tangible Common Equity per Share		$38.2	$36.7	$37.3
Tax-effected Core OID Balance (21%) per Share		(2.2)	(2.2)	(2.2)
Adjusted Tangible Book Value per Share	[a] + [b]	$36.1	$34.6	$35.1
Calculated Impact to Adjusted TBVPS from CECL Day-1
Ally adopted CECL on January 1, 2020. Upon implementation of CECL Ally recognized a reduction to our opening retained earnings balance of approximately $1.0 billion, net of income tax, which reflects a pre-tax increase to the allowance for loan losses of approximately $1.3 billion. This increase is almost exclusively driven by our consumer automotive loan portfolio.

Calculated Impact to Adjusted TBVPS from CECL Day-1
Numerator ($ billions)		1Q 20
Adjusted Tangible Book Value		$12.2
CECL Day-1 Impact to Retained Earnings, Net of Tax		1.0
Adjusted Tangible Book Value Less CECL Day-1 Impact	[a]	13.3
Denominator
Issued Shares Outstanding (period-end, thousands)	[b]	373,155
Metric
Adjusted TBVPS		$32.8
CECL Day-1 Impact to Retained Earnings, Net of Tax per Share		2.7
Adjusted Tangible Book Value, Less CECL Day-1 Impact per Share	[a] / [b]	$35.5

Exhibit 99.1
Outstanding Original Issue Discount Balance
Core outstanding original issue discount balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See below for calculation methodology and details.

Outstanding Original Issue Discount Balance ($ millions)
	4Q 20	3Q 20	4Q 19
Core Outstanding Original Issue Discount Balance (Core OID Balance)	$(1,027)	$(1,037)	$(1,063)
Other Outstanding OID Balance	(37)	(48)	(37)
GAAP Outstanding Original Issue Discount Balance	$(1,064)	$(1,084)	$(1,100)
Forward-Looking Statements and Additional Information
The foregoing remarks and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the foregoing remarks or related communication.
The foregoing remarks and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about future effects of COVID-19 and our ability to navigate them, the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2020, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.
The foregoing remarks and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the foregoing statements.
Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases, as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.